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                                                                   EXHIBIT 10.13

                              SYMPOSIUM CORPORATION

                              EMPLOYMENT AGREEMENT


        This Employment Agreement (this "Agreement") is made and entered into as of November 2, 2000, by and between SYMPOSIUM CORPORATION, a Delaware corporation (the "Company"), and ANDREW NELSON ("Employee").

1.      DEFINITIONS

        "BOARD" shall mean the Board of Directors of the Company.

        "COMPANY GROUP" shall mean the Company and each Person that the Company directly or indirectly Controls or that Controls the Company.

        "CONTROL" shall mean, with respect to any Person, (i) the beneficial ownership of more than 50% of the outstanding voting securities of such Person or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect a majority of the outstanding directors, trustees or other managing persons of such Person.

        "DATE OF TERMINATION" shall mean the effective date of the termination of Employee's employment pursuant to Section 4 herein.

        "DISABILITY" with respect to Employee, shall mean that, for physical or mental reasons, Employee is unable to perform the essential functions of Employee's duties under this Agreement for 90 days during any six month period. Employee agrees to submit to a reasonable number of examinations by a medical doctor reasonably acceptable to Employee advising the Company as to whether Employee shall have suffered a disability and be unable to return to work for 90 days. Employee hereby authorizes the disclosure and release to the Company and its agents and representatives medical records relating to the issue of Employee's Disability. If Employer is not legally competent, Employee's legal guardian or duly authorized attorney-in-fact will act in Employee's stead for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure of Employee's ability or inability to return to work.

        "EMPLOYMENT DATE" shall mean October 2, 2000 or, if later, then the date on which Employee commences employment with the Company.

        "FOR CAUSE" shall mean, in the context of a basis for termination of Employee's employment with the Company, that:

        (a) Employee breaches any material obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 20 days of written notice thereof from the Company (except for breaches of Sections 2.3, 7 or 8 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or
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        (b) Employee commits any act of fraud, embezzlement, breach of fiduciary duty or trust against any member of the Company Group; or

        (c) Employee is indicted for, convicted of, or pleads guilty or nolo contendre with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or state law; or

        (d) Employee commits any act of personal conduct that, in the reasonable opinion of the Board, gives rise to any member of the Company Group of a material risk of liability under federal or state law for discrimination or sexual or other forms of harassment or other similar liabilities to employees; or

        (e) Employee commits continued and repeated substantive violations of specific written directions of the Board, the Company's Chief Executive Officer or any other superior officer of Employee's, which directions are consistent with this Agreement.

        "PERSON" shall mean an individual, partnership, corporation, trust, estate, association, limited liability company, governmental authority or other entity.

        "SEVERANCE PERIOD" shall mean the period during which Employee is receiving severance compensation under Section 5 herein.

2.      ENGAGEMENT AND RESPONSIBILITIES

        2.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Employee as its Vice President -- Marketing, and Employee accepts such employment. Employee shall report directly to the Company's President or Chief Executive Officer, as determined by the Company from time to time. Employee shall also serve from time to time as an officer and employee of such subsidiaries or affiliates of the Company as the Board, Chief Executive Officer or President of the Company may from time to time request.

        2.2 Employee agrees to devote all of Employee's business time, energy and efforts to the business of the Company and will use Employee's best efforts and abilities faithfully and diligently to promote the Company's business interests. Employee's duties and responsibilities shall be as set forth on Exhibit A attached hereto. In addition, Employee's duties shall include those duties and services (consistent with the duties and responsibilities set forth on Exhibit A) for the Company and its affiliates as the Board or the Company's Chief Executive Officer or President shall from time to time reasonably direct; provided, however, that, to the extent that such activities do not interfere with the performance by Employee of his duties and responsibilities under this Agreement, Employee may: (i) serve on the board of directors of a reasonable number of other corporations, trade associations or charitable organizations;
(ii) engage in charitable activities or community affairs; or (iii) manage his personal investments and affairs.

        2.3 After Company gives Employee notice of termination under Section 4 herein and during any period Employee is receiving severance compensation under
Section 5 herein, Company may instruct Employee to stop performing services hereunder or may require Employee to perform such administrative, training or other functions as Company may reasonably regard as necessary or appropriate to facilitate transition and minimize the adverse impact to Company Group.


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3.      COMPENSATION AND BENEFITS

        For so long as Employee shall be employed by the Company, Employee shall receive the following compensation and benefits:

        3.1 SALARY. The Company shall pay Employee a salary at an annual rate of $200,000, increasing to $225,000 on January 1, 2001 and to $250,000 on January 1, 2002. Thereafter, the Board may, but shall not be obligated to, adjust Employee's salary from time to time. The salary shall be payable in installments in the same manner and at the same times the Company pays salaries to other executive officers of the Company, but in no event less frequently than equal monthly installments. The salary shall be pro-rated for any year in which Employee has been employed hereunder for fewer than twelve months.

        3.2 PERFORMANCE BONUS. For each calendar year during the Term of this Agreement, commencing in calendar year 2001, Employee shall be entitled to an annual performance bonus of not less than $100,000 (the "Minimum Performance Bonus") and not more than 100% of Employee's base salary for such calendar year (the "Performance Bonus") based upon Employee's performance during each year, as measured by mutually established goals and criteria. The Minimum Performance Bonus will be payable in equal quarterly installments on the fifteenth day of the month next following the close of each fiscal quarter. The balance of the Performance Bonus, if any, will be payable, depending upon the goals established, either quarterly or, in any event, not later than January 31 of each year (with respect to any unpaid balance of the Performance Bonus for the preceding year), commencing January 31, 2002.

        3.3 ADDITIONAL BONUS. In the event that the Company enters into an agreement (the "Hot Socket Agreement") with Hot Socket or E-Revenue Partners ("Hot Socket"), the Company will enter into an additional bonus arrangement (the "Additional Bonus") with Employee, based upon mutually established goals and criteria, to enable Employee to participate in the success of the Company's relationship with Hot Socket.

        3.4 EXPENSE REIMBURSEMENT. Employee shall be entitled to reimbursement from the Company for the reasonable out-of-pocket costs and expenses which Employee incurs in connection with the performance of Employee's duties and obligations under this Agreement in a manner consistent with the Company's practices and policies therefor.

        3.5 EMPLOYEE BENEFIT PLANS. Employee shall be entitled to participate in any and all pension, profit-sharing, savings, and group life, disability, medical, dental, and other insurance and group benefit plans that the Company makes available to its executive officers generally; provided, however that the Company shall have no obligation to establish, make available or maintain any such plan. In addition, subject to satisfactory medical approval, the Company agrees to, at its sole expense, pay all premiums with respect to a split dollar life insurance policy in the amount of $1,000,000 in which the employee shall be named the insured and the proceeds of which will be payable to a beneficiary named by Employee. Upon termination of the Employee's employment, the Company agrees to transfer to the Employee, at Employee's option, any then-existing life insurance policies in which the Employee is the named insured for consideration equal to the interpolated terminal reserve value of such policies. In the event that the Employee does not exercise his right to purchase such insurance policies, such insurance policies shall be cancelled by the Company.


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        3.6 VACATION. Commencing with calendar year 2001, Employee shall be entitled to paid vacation which accrues at a rate of three weeks per calendar year. Vacation shall accrue in accordance with the Company's standard vacation accrual policy.

        3.7 AUTOMOBILE ALLOWANCE. The Company shall reimburse Employee for his monthly automobile lease or purchase payments and other expenses incidental to the operation, insurance, maintenance and parking of such automobile, subject to a maximum reimbursement of $1,000 per month and to his presentation of appropriate vouchers and documentation in accordance with the Company's normal policies for expense and business use verification.

        3.8 DISABILITY. In the event of any Disability, Employee's salary and benefits shall continue until termination of his employment, provided that if Employee shall receive payments as a result of such Disability under any disability plan maintained by the Company or from any government agency, the Company shall be entitled to deduct the amount of such payments received from base salary paid or payable to Employee during the period of such Disability.

        3.9 WITHHOLDING. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

        3.10 SIGNING BONUS. At such time following the Employment Date as Employee shall designate, Company will pay Employee a $50,000 signing bonus. Such bonus shall be deemed to be fully earned as of the Employment Date. Employee will relocate his residence to New York, New York or its immediate vicinity in connection with his acceptance of employment by the Company.

        3.11 RELOCATION EXPENSES. The Company shall pay, or reimburse Employee for, expenses reasonably incurred by Employee in connection with such relocation upon submission of documentation in a form reasonably acceptable to the Company up to a maximum of $25,000 and will pay, or reimburse Employee for, commutation and living expenses (other than non-business related meals) incurred by Employee, in each case for a period not to exceed eight months from and after the Employment Date and preceding the date of such relocation.

        3.12 LIABILITY AS EMPLOYEE OR OFFICER. Employee shall be named in any directors and officers liability insurance policy that the Company may maintain from time to time; provided, however that the Company shall have no obligation to establish, make available or maintain any such policy. The Company shall indemnify Employee for any and all claims, liabilities, or expenses arising in connection with his performance of his duties as an employee or officer of the Company under this Agreement to the fullest extent allowable under the By-Laws of the Company and applicable state or federal law, except to the extent such claims, liabilities or expenses result from the bad faith or intentional misconduct of Employee.


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4.      TERM OF EMPLOYMENT

        Employee's term of employment pursuant to this Agreement shall commence as of the date hereof and shall terminate upon the earliest to occur of the following (the "DATE OF TERMINATION"):

        4.1 the second anniversary of the Employment Date (the "Second Anniversary Date");

        4.2 the death of Employee (effective on the date of death);

        4.3 Company's delivery to Employee of written notice of termination by the Company if Employee shall suffer a Disability (effective on the ninetieth
(90th) day of Disability);

        4.4 Company's delivery to Employee of written notice of termination by the Company For Cause (effective on delivery of such notice);

        4.5 Company's delivery to Employee of at least thirty (30) days prior written notice of termination by the Company not For Cause (effective on the thirtieth (30th) day after such notice is given); or

        4.6 At the option of Employee, the filing by the Company of any proceeding seeking to adjudicate the Company as bankrupt or insolvent.

5.      SEVERANCE COMPENSATION

        5.1 If Employee's employment is terminated by the Company pursuant to
Section 4.5 prior to the Second Anniversary Date, the Company shall: (a) until the earlier to occur of the Second Anniversary Date or six months from the Date of Termination (such earlier date, the "Severance Termination Date"), continue to (i) pay to Employee salary at the rate in effect on the Date of Termination; and (ii) pay for Employee's (and his immediate family's) participation in all the Company's medical, life, dental, disability and similar plans in which he was participating to the extent permitted by such plan; and (b) pay to Employee a pro-rated share (through the Severance Termination Date) of any Minimum Performance Bonus and, if applicable, Additional Bonus which would have been earned by Employee pursuant to Section 3.2 or 3.3, respectively, of this Agreement had Employee been employed the entire year in which the Date of Termination occurs. Notwithstanding the foregoing, the Company may terminate any payments pursuant to this Section 5.1 upon any breach by Employee of any provision of Section 7 of this Agreement.

        5.2 If Employee's employment is terminated for any reason other than by the Company not For Cause prior to the Second Anniversary Date, the Company shall pay to Employee (or Employee's estate or beneficiary, as the case may be), any unpaid salary through the Date of Termination and, if termination was pursuant to Sections 4.2 or 4.3, the Company shall pay to Employee a pro-rated share (through the date of termination) of any Minimum Performance Bonus and, if applicable, Additional Bonus which would have been earned by Employee pursuant to Section 3.2 or 3.3, respectively, of this Agreement had Employee been employed the entire year in which the Date of Termination occurs. Employee shall not be entitled to any Bonus (other than as set forth in the preceding sentence) for the year in which the Date of Termination occurs. All rights and benefits which Employee or his estate may have under employee benefit plans in which Employee shall be participating at the Date of Termination shall be determined in accordance with such plans.


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        5.3 Employee acknowledges that the Company has the right to terminate
Employee's employment at any time and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee. Accordingly, in the event of such termination, Employee shall be entitled only to those benefits specifically provided in this Section 5, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

        5.4 Employee acknowledges that in the event of termination of Employee's employment for any reason, Employee (nor Employee's estate, heirs, beneficiaries or others claiming through Employee) shall not be entitled to any severance or other compensation from the Company except as specifically provided in this
Section 5. Without limiting on the generality of the foregoing, this Section supersedes any plan or policy of the Company which provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

6.      OPTIONS

        6.1 Employee will be granted options (the "Options") to purchase 125,000 shares of Company's Common Stock under Company's 1998 Stock Option Plan, as amended (the "Plan"). The Options will vest quarterly over a three year period (8.33% per quarter) beginning three months after the date hereof and the exercise price under the Options will be the closing price of the Company's Common Stock on the American Stock Exchange ("AMEX") on the date hereof.

        6.2 In addition, in the event that the Company enters into a Hot Socket Agreement, Employee will be granted options to purchase an additional 75,000 shares under the Plan (the "Additional Options"). The Additional Options will vest quarterly over a three year period (8.33% per quarter) beginning three months after the date on which a Hot Socket Agreement is executed and the exercise price of the Additional Options will be the closing price of the Company's Common Stock on the AMEX on such date.

        6.3 A Summary of the Plan is attached as Exhibit B hereto.

7.      RESTRICTIVE COVENANTS.

        7.1 CERTAIN DEFINITIONS. In addition to the other definitions set forth in this Agreement, for purposes of this Section 7, the following terms shall have the following meanings:

               "COMPETITIVE ACTIVITY" means any activity which competes with any substantial aspect or part of the business of any member of the Company Group in the Restricted Area, whether as a proprietor, partner, shareholder, owner, member, employer, employee, independent contractor, venturer or otherwise.

               "COMPETITOR" means any Person, other than a member of the Company Group, which at any time during the Restriction Period engages in any Competitive Activity.

               "CONFIDENTIAL INFORMATION" means all information of or relating to the Company Group, its business or practice, which is not generally known or available to the public (whether or not in written or tangible form) including, without limitation, customer lists, supplier lists, processes, know-how, trade secrets, pricing policies and other confidential business information.


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               "CONFIDENTIAL MATERIALS" means any and all documents, records, reports, lists, notes, plans, materials, programs, software, disks, diskettes, recordings, manuals, correspondence, memoranda, magnetic media or any other tangible media (including, without limitation, copies or reproductions of any of the foregoing) in which any Confidential Information may be contained.

               "EMPLOYER" means the Company and each other member of the Company Group to which Employee provides services.

               "PERSONNEL" means any and all employees, contractors, agents, consultants or other Persons rendering services to a member of the Company Group, for compensation in any form.

               "RESTRICTED AREA" means the United States, Canada, and their respective territories and possessions, except that the Restricted Area shall be worldwide with respect to any Competitive Activity involving the Internet, the World Wide Web, telemarketing, telephony or other electronic or similar media.

               "RESTRICTION PERIOD" means the period of time (subject to extension pursuant to Section 7.6 below), commencing on the Employment Date and expiring at the end of the Severance Period, except that if Employee's employment is terminated For Cause or voluntarily by Employee, the period of time (subject to extension pursuant to Section 7.6 below) shall expire at the end of the number of days which is the same as the number of days between the Employment Date and such termination up to a maximum of two (2) years after such termination.

        7.2 CONFIDENTIALITY.

               (a) Confidential Information. Subject to Section 7.2(c):

                      (1) Duty to Maintain Confidentiality. Employee shall maintain in strict confidence and duly safeguard to the best of his ability any and all Confidential Information.

                      (2) Covenant Not to Disclose, Use or Exploit. Employee shall not, directly or indirectly, disclose, divulge or otherwise communicate to anyone or use or otherwise exploit for the benefit of anyone, other than Employer, any Confidential Information.

                      (3) Confidential Materials. All Confidential Information and Confidential Materials are and shall remain the exclusive property of the Company Group and no Confidential Materials may be copied or otherwise reproduced, removed from the premises of Employer or entrusted to any Person (other than Employer or the Personnel entitled to such materials) without prior written permission from Employer.

               (b) Survival of Covenants. Notwithstanding anything herein to the contrary, the covenants set forth in this Section 7.2 shall survive the termination of this Agreement and any other agreement among any or all of the parties hereto (regardless of the reason for such termination), unless terminated by a written instrument that expressly terminates by specific reference the covenants set forth in this Section 7.2.


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               (c) Permitted Activities. If Employee receives a request or demand for Confidential Information (whether pursuant to a discovery request, subpoena or otherwise), Employee shall immediately give Employer written notice thereof and shall exert his best efforts to resist disclosure, including, without limitation, by fully cooperating and assisting Employer in whatever efforts it may make to resist or limit disclosure or to obtain a protective order or other appropriate remedy to limit or prohibit further disclosure or use of such Confidential Information. If Employee complies with the preceding sentence but nonetheless becomes legally compelled to disclose Confidential Information, Employee shall disclose only that portion of the Confidential Information that he is legally compelled to disclose.

        7.3 COVENANT NOT TO COMPETE. During the Restriction Period, Employee shall not, directly or indirectly, whether as a sole practitioner, owner, partner, shareholder, investor, employee, employer, venturer, independent contractor, consultant or other participant, (i) own, manage, invest in or acquire any economic stake or interest in any Person involved in a Competitive Activity, (ii) derive economic benefit from or with respect to any Competitive Activity or (iii) otherwise engage or participate in any manner whatsoever in any Competitive Activity; provided, however, this Section 7.3 shall not restrict Employee from owning less than 2% of the debt or equity securities issued by a corporation or other entity or from having any other passive investment that creates no conflict of loyalty or interest with any duty owed to Employer. Employee shall be deemed to have derived economic benefit in violation of this
Section 7.3 if, among other things, any of his compensation or income is in any way related to any Competitive Activity conducted by any Person. Further, during the Restriction Period Employee shall not directly or indirectly advance, cooperate in or help or aid any Competitor in the conduct of any Competitive Activity.

        7.4 COVENANT NOT TO INTERFERE. During the Restriction Period, Employee shall not, directly or indirectly, recruit, solicit or otherwise induce or influence any Personnel of Employer to discontinue, reduce the extent of, discourage the development of or otherwise harm such Personnel's relationship or commitment to Employer. Conduct prohibited under this Section 7.4 shall include, without limitation, employing, seeking to employ or causing, aiding, inducing or influencing a Competitor to employ or seek to employ any Personnel of Employer.

        7.5 EQUITABLE RELIEF. Each of the parties acknowledges that the provisions and restrictions of this Section 7 are reasonable and necessary for the protection of the legitimate interests of the Company Group. Each of the parties further acknowledges that the provisions and restrictions of this
Section 7 are unique and that any breach or threatened breach of any of such provisions or restrictions will provide the Company Group with no adequate remedy at law, and the result will be irreparable harm to the Company Group. Therefore, the parties hereto agree that upon a breach or threatened breach of the provisions or restrictions of this Section 7, the Company Group shall be entitled, in addition to any other rights and remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, to obtain an equitable accounting of all earnings, profits or other benefits resulting from such breach or threatened breach and to obtain specific performance or a temporary and permanent injunction.

        7.6 FULL RESTRICTION PERIOD. If Employee violates any restrictive covenant contained herein and a member of the Company Group institutes action for equitable relief, such member, as a result of the time involved in obtaining such relief, shall not be deprived of the benefit of the full Restriction Period. Accordingly, the Restriction Period shall be deemed to have the duration specified in Section 7.1, computed from and commencing on the date on which relief is granted by a final order from which there is no appeal, but reduced, if applicable, by the length of time between


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the date the Restriction Period commenced and the date of the first violation of any restrictive covenant by Employee. Prior to obtaining any injunctive relief hereunder, the parties agree that the non-breaching party shall be required to post an injunction surety bond with the court in an amount to be determined by such court to be reasonable.

        7.7 EQUITABLE ACCOUNTING. Each member of the Company Group shall have the right to demand and receive equitable accounting with respect to any consideration received by Employee in connection with activities in breach of the restrictive covenants herein, and shall be entitled to payment from Employee of such consideration on demand.

        7.8 PRIOR BREACHES. Neither the expiration of the Restriction Period nor the termination of the status of any Customer or Personnel as such (whether or not due to a breach hereof by Employee) shall preclude, limit or otherwise affect the rights and remedies of a member of the Company Group against Employee based upon any breach hereof during the Restriction Period or before such status of Customer or Personnel terminated.

        7.9 NONCIRCUMVENTION OF COVENANTS. Employee acknowledges and agrees that, for purposes of this Agreement, an action shall be considered to have been taken by Employee "indirectly" if taken by or through (a) any member of his family (whether a close or distant relation by blood, marriage or adoption), (b) any Person owned or controlled, solely or with others, directly or "indirectly" by Employee or a member of his family, (c) any Person of which he is an owner, partner, employer, employee, trustee, independent contractor or agent, (d) any employees, partners, owners or independent contractors of any such Person or (e) any other one or more representatives or intermediaries, it being the intention of the parties that Employee shall not directly or indirectly circumvent any restrictive covenant contained herein or the intent thereof.

        7.10 NOTICE OF RESTRICTIONS. During the Restriction Period, Employee shall notify each prospective employer, partner or co-venturer of the restrictions contained in this Agreement. Employer is hereby authorized to contact any of such Persons for the purpose of providing notice of such restrictions.

        7.11 REDUCTION OF RESTRICTIONS BY COURT ACTION. Each of the provisions hereof including, without limitation, the periods of time, geographic areas and types and scopes of duties of, and restrictions on the activities of, the parties hereto specified herein are and are intended to be divisible, and if any portion thereof (including any sentence, clause or word) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to one or more periods of time, areas or business activities or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect, and any such invalid or unenforceable provision shall be deemed, without further action on the part of any party hereto or other Person, modified and amended to the minimum extent necessary to render the same valid and enforceable in such jurisdiction.

        7.12 FAIRNESS OF RESTRICTIONS. Employee acknowledges and agrees that (a) compliance with the restrictive covenants set forth herein would not prevent him from earning a living that involves his training and skills without relocating, but only from engaging in unfair competition with, misappropriating a corporate opportunity of, or otherwise unfairly harming the Company Group and (b) the restrictive covenants set forth herein are intended to provide a minimum level of protection necessary to protect the legitimate interests of the Company Group. In addition, the parties acknowledge that nothing herein is intended to or shall, limit, replace or otherwise affect any other


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rights or remedies at law or in equity for protection against unfair competition with, misappropriation of corporate opportunities of, disclosure of confidential and proprietary information of, or defamation of the Company Group, or for protection of any other rights or interest of the Company Group.

        7.13 SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with Company, Executive shall promptly deliver to Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations and copies thereof, which are the property of Company or which relate in any way to the business, products, practices or techniques of Company, and all other property, trade secrets and confidential information of Company, including, without limitation, all documents which in whole or in part contain any trade secrets or confidential information of Company, which in any of these cases are in his possession or under his control.

8.      ASSIGNMENT.

        Except as expressly provided below, this Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party. Company may, without the prior written consent of Employee, assign its rights and obligations under this Agreement to (i) any member of the Company Group or (ii) any other Person with or into which Company may merge or consolidate, or to which Company may sell or transfer all or substantially all of its assets, provided, however, that such assignment may be made without Employee's prior written consent only if (a) such assignment has a valid business purpose and is not for the purpose of avoiding Company's obligations hereunder or Employee's realization of the benefits of this Agreement and (b) the assignee expressly assumes in writing all obligations and liabilities hereunder. This Agreement shall be binding upon and inure to the benefit of Company and its respective successors and permitted assigns. This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by his heirs, personal or legal representatives and beneficiaries.

9.      EMPLOYMENT FOLLOWING SECOND ANNIVERSARY DATE.

        If Employee's employment continues following the Second Anniversary
Date: (a) such employment shall be "at will," and may be terminated either by the Employee upon 30 days written notice to the Company or by the Company at any time; and (b) except as otherwise provided in writing, all of the provisions of this Agreement shall be applicable to such continued employment, except (i) Employee's compensation shall consist only of salary at the rate in effect at Second Anniversary Date, (ii) Employee shall not be entitled to any bonus compensation except for the Performance Bonus and, if applicable, the Additional Bonus; and (ii) the provisions of Section 4 shall be superseded to the extent discussed in this Section 9.

10.     MISCELLANEOUS

        10.1 NOTICES. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United State first class, registered or certified mail, addressed to the following addresses:


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               If to the Company, to:

               Symposium Corporation
               410 Park Avenue
               Suite 830
               New York, New York 10022
               Attn: President

               If to Employee, to:

               Employee's address as set forth
               on the books and records of the Company

 Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

        10.2 ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. The express terms hereof shall control and supersede any course of conduct and/or custom or usage of the profession inconsistent with any of the terms hereof. Neither this Agreement nor any provision herein may be, amended, waived or modified orally, but only by an agreement in writing signed by the party against whom enforcement of any amendment, waiver or modification is sought. Neither a beneficiary nor potential beneficiary of Employee nor any other person or entity with an expectation of value hereunder shall have any rights under this Agreement (except as specifically provided in Sections 3.5 and 5.1 hereof), and this Agreement or any provision herein may be waived, modified, amended, extended or discharged without the knowledge or consent of any other person or entity. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

        10.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

        10.4 GOVERNING LAW; VENUE. This Agreement has been made and entered into in the State of New York and shall be considered in accordance with the laws of the State of New York without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction of the New York state or federal courts located in New York, New York in any action or proceeding pursuant hereto and agree to service of process in accordance with Section 10.1 herein.

        10.5 CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.


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
        10.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        10.7 ATTORNEYS' FEES. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The prevailing party is the party who is entitled to recover its costs in the action or proceeding. A party not entitle to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

        10.8 REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. Employee represents and warrants to Company that, as of the date hereof and throughout the term of this Agreement Employee is not and will not in any way whatsoever be contractually restricted or prohibited from entering into this Agreement and performing the services and obligations required herein and Employee's execution of this Agreement and his performance of the services and obligations required herein do not and will not constitute a default or an event that, with or without notice or lapse of time or both, would be a default, breach or violation of any agreement, contract, instrument or arrangement to which he is a party or by which he is bound.

        10.9 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

        10.10 NUMBER OF DAYS. In computing the number of days for purposes hereof, all days shall be counted, including Saturdays, Sundays and holidays (unless only business days are specified); provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the following day which is not a Saturday, Sunday or holiday.

        10.11 BINDING EFFECT. This Agreement and all terms hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, personal and estate representatives, administrators and, to the extent permitted hereby, assigns. The parties recognize that this Agreement is a personal service contract, and, therefore, Employee may not assign any of her rights or obligations hereunder.

        10.12 CUMULATIVE RIGHTS AND REMEDIES. All of the rights and remedies of Company are separate and cumulative and in addition to, not exclusive or in lieu of, any other rights and remedies available at law, in equity, under any other agreement between or among any or all of the parties hereto or otherwise (including, without limitation, corporate opportunities doctrine and other laws and principles for protection against defamation, unfair competition, interference with contractual or business relationships and for protection of confidential and proprietary information). Any and all rights and remedies of Company may be exercised one or more times, and no such exercise shall be deemed to be a waiver, exhaustion or relinquishment of the same or any other rights or remedies.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            SYMPOSIUM CORPORATION


                                            By: /s/ Richard Kaufman
                                                --------------------------------


                                             /s/ Andrew Nelson
                                            ------------------------------------
                                            ANDREW NELSON



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
                                    EXHIBIT A


(1)     Coordination of MOS, NSI and Symposium marketing activities.

(2) Management of relationships with Hot Socket or E-Revenue Partners to create magazine and club revenues through joint marketing activities.

(3) Development, coordination and monitoring corporate marketing strategy including the preparation of projections, marketing plans and timetables.


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
                                    EXHIBIT B

                      SYMPOSIUM EMPLOYEE STOCK OPTION PLAN



ELIGIBILITY

        Any person who is a director, officer, employee or consultant of the Company, or any of its subsidiaries (a "Participant"), is eligible to be considered for the grant of awards under the Option Plan.

CONSIDERATION

        The Common Stock underlying an award may be issued for any lawful consideration as determined by the Administrator, including, without limitation, a cash payment, services rendered, or the cancellation of indebtedness. An award may provide for a purchase price of the Common Stock at a value less than the fair market value of the Common Stock on the date of grant. In addition, an award may permit the recipient to pay the purchase price of the Common Stock or to pay such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by delivering previously owned shares of capital stock of the Company or other property, or by reducing the number of shares of Common Stock otherwise issuable pursuant to such award.

TERMINATION OF AWARDS

        All options granted under the Option Plan expire ten years from the date of grant, or such shorter period as is determined by the Administrator. No option is exercisable by any person after such expiration. If an option expires, terminates or is canceled, the shares of Common Stock not purchased thereunder shall again be available for issuance under the Option Plan.

AMENDMENT AND TERMINATION OF THE OPTION PLAN

        The Administrator may amend the Option Plan at any time, may suspend it from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment which materially increases the number of shares for which awards may be granted, materially modifies the requirements of eligibility, or materially increases the benefits which may accrue to recipients of awards under the Option Plan. However, no such action by the Board of Directors or shareholders may unilaterally alter or impair any award previously granted under the Option Plan without the consent of the recipient of the award. In any event, the Option Plan shall terminate on December 31, 2007 unless sooner terminated by action of the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES FOR STOCK OPTIONS

        The following is a general discussion of the principal tax considerations for both "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options") and non-statutory stock options ("Non-statutory Stock Options"), and is based upon the tax laws and regulations of the United States existing as of the date hereof, all of which are subject to modification at any time. The Option Plan does not constitute a qualified retirement plan under Section 401(a) of the Code (which generally covers trusts forming part of a stock bonus, pension or profit-sharing plan funded by the employer and/or employee contributions which are designed to provide retirement benefits to participants under certain circumstances) and is not subject to the Employee Retirement Income Security Act of 1974 (the pension reform law which regulates most types of privately funded pension, profit sharing and other employee benefit plans).

CONSEQUENCES TO EMPLOYEES:  INCENTIVE STOCK OPTIONS

        No income is recognized for federal income tax purposes by an optionee at the time an Incentive Stock Option is granted, and, except as discussed below, no income is recognized by an optionee upon his or her exercise of an Incentive Stock Option.

        If the optionee makes no disposition of the Common Stock received upon exercise within two years from the date such option was granted or one year from the date such option is exercised, the optionee will recognize mid-term or long-term capital gain or loss when he or she disposes of his or her Common Stock depending on the length of the holding period. Such gain or loss generally will be measured by the difference between the exercise price of the option and the amount received for the Common Stock at the time of disposition.

        If the optionee disposes of the Common Stock acquired upon exercise of an Incentive Stock Option within two years after being granted the option or within one year after acquiring the Common Stock, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent that (i) the lesser of (a) the fair market value of the shares on the date the Incentive Stock Option was exercised or (b) the fair market value at the time of such disposition exceeds (ii) the Incentive Stock Option exercise price. Any amount realized upon disposition in excess of the fair market value of the shares on the date of exercise will be treated as long-term, mid-term or short-term capital gain, depending upon the length of time the shares have been held.

        The use of stock acquired through exercise of an Incentive Stock Option to exercise an Incentive Stock Option will constitute a disqualifying disposition if the applicable holding period requirement has not been satisfied.

        For alternative minimum tax purposes, the excess of the fair market value of the stock as of the date of exercise over the exercise price of the Incentive Stock Option is included in computing that year's alternative minimum taxable income. However, if the shares are disposed of in the same year, the maximum alternative minimum taxable income with respect to those shares is the gain on disposition. There is no alternative minimum taxable income from a disqualifying disposition in subsequent years.

CONSEQUENCES TO EMPLOYEES:  NON-STATUTORY STOCK OPTIONS

        No income is recognized by a holder of Non-statutory Stock Options at the time Non-statutory Stock Options are granted under the Option Plan. In general, at the time shares of Common Stock are issued to a holder pursuant to exercise of Non-statutory Stock Options, the holder will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price.

        A holder will recognize gain or loss on the subsequent sale of Common Stock acquired upon exercise of Non-statutory Stock Options in an amount equal to the difference between the selling


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
price and the tax basis of the Common Stock, which will include the price paid plus the amount included in the holder's income by reason of the exercise of the Non-statutory Stock Options. Provided the shares of Common Stock are held as a capital asset, any gain or loss resulting from a subsequent sale will be short-term, mid-term or long-term capital gain or loss depending upon the length of time the shares have been held.

CONSEQUENCES TO THE COMPANY:  INCENTIVE STOCK OPTIONS

        The Company will not be allowed a deduction for federal income tax purposes at the time of the grant or exercise of an Incentive Stock Option. There are also no federal income tax consequences to the Company as a result of the disposition of Common Stock acquired upon exercise of an Incentive Stock Option if the disposition is not a disqualifying disposition. At the time of a disqualifying disposition by an optionee, the Company will be entitled to a deduction for the amount received by the optionee to the extent that such amount is taxable to the optionee as ordinary income.

CONSEQUENCES TO THE COMPANY:  NON-STATUTORY STOCK OPTIONS

        Generally, the Company will be entitled to a deduction for federal income tax purposes in the year and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of Non-statutory Stock Options.


                                       17